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                                                                      EXHIBIT 99
for immediate release:
                                 press release

Contact:        Anthony R. Drury
                (215) 657-6202
                e-mail:
                tdrury@quad-sys.com

    Common Stock of Quad Systems Corporation to be Delisted from the Nasdaq
                                National Market;
            Bankruptcy Court Approves Debtor-in-Possession Financing

WILLOW GROVE, PA - January 24, 2001 - Quad Systems Corporation (NMS:
QSYSQ)("Quad"), announced today that the Company had received a Nasdaq Staff Determination notifying the Company that, effective at the opening of business of January 25, 2001, the Company no longer complies with Nasdaq's requirements for the Company's Common Stock to continue to be listed on the Nasdaq National Market. This Nasdaq Staff Determination, received by the Company on January 17, 2001 and requiring a response and related announcement by January 24, 2001, advised the Company that this determination had been made because, based on a closing bid price of $0.31 and 4,387,047 shares of Company Common Stock outstanding on December 18, 2000 (the day on which trading in the Company's Common Stock was halted after the Company announced its filing of a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (Case No. 00-35667) (the "Filing"), before the United States Bankruptcy Court for the Eastern District of Pennsylvania, in Philadelphia (the "Bankruptcy Court"), Judge Bruce A. Fox, presiding), the market value of the Company's public float in its Common Stock was $ 1,359,985, well below the minimum $5,000,000 public float requirement for continued listing on the Nasdaq National Market under Maintenance Standard 1. In addition, the Company's Common Stock had been below the minimum $1.00 bid price per share requirement under Marketplace Rule 4450(a)(5) for 29 consecutive trading days. Under these circumstances, the Staff lacked assurance that the Company would be able to achieve and sustain compliance with these requirements. Moreover, in light of the Filing in the Bankruptcy Court, the Staff had concerns regarding the residual equity interest of the existing listed securities holders and associated public interest concerns as set forth under Marketplace Rules 4450(f) and 4330(a)(3), and the Company had not, in the opinion of the Staff, demonstrated its ability to sustain compliance with all requirements for continued listing on the Nasdaq Stock Market.

Although the Company has the right to appeal the Staff's determination to delist the Common Stock from the Nasdaq Stock Market, in light of the Company's current efforts to develop and have the Bankruptcy Court approve a Plan of Reorganization for the Company, the costs and the likely unfavorable outcome of such an appeal and the Company's current inability to demonstrate qualifications for continued listing on the Nasdaq Stock Market, the Company has determined not to appeal the Staff's determination, and the Common Stock will be delisted effective at the open of business on January 25, 2001. Since the Company does not believe that at present the Common Stock would qualify for listing on either the American Stock Exchange or the Nasdaq Small Cap Market, the Company has no current plans to seek such a listing for its Common Stock. The Company believes that the Company's Common Stock may trade in the over the counter market, but there can be no assurance that in fact any trading market in the Company's Common Stock will continue or be able to develop.

The Company also reported today that Quad has executed an agreement with Congress Financial Corporation, an affiliate of First Union National Bank ("Congress") and Quad's primary lender prior to the Filing, under which Congress is willing to provide Quad "debtor-in-possession" ("DIP") financing by continuing to make

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QSC SEC8K 1-24-2001

available to Quad the facility previously provided by Congress to Quad, before the Filing was made. The availability of this DIP financing is based on formulas against Quad's accounts receivables and inventory, as previously disclosed by the Company in its periodic reports under the Securities Exchange Act of 1934, as amended. Under it's current DIP financing, based on current levels of accounts receivable and inventory, the Company expects that availability will not exceed $6.5 million until a Plan of Reorganization can be adopted and approved. [The Bankruptcy Court has approved Quad's entering into such a facility with Congress and the receipt of advances under that facility]. Quad currently believes that the Filing, together with availability of this amount of financing from Congress, should allow Quad and its subsidiaries to continue to operate pending approval of a Plan of Reorganization (which may include liquidation).

Quad also announced that it has received Court approval to continue to service and to meet its warranty obligations with respect to Quad's installed base of machines and that Quad intends to continue its warranty and service work until a plan of reorganization is approved. Pending approval of such reorganization plan, such services should continue uninterrupted and Quad otherwise continues to maintain its assets, operate its businesses and manage its affairs as a debtor-in-possession pursuant to the Filing and the jurisdiction of the Bankruptcy Court.

Commenting on the effect of the delisting of the Company Common Stock on the Nasdaq National Market, the Filing for Chapter 11 protection and the DIP financing on Quad and its subsidiaries, Theodore J. Shoneck, President and Chief Executive Officer of Quad, noted that "The severe credit availability and liquidity crisis that we have experienced over the past few months arose in large part because the value of our receivables and inventory remained at levels insufficient to provide adequate available financing to enable us to continue operations in the absence of the Filing. In addition to an unexpectedly long process to establish sufficient reference sites to increase market penetration for the Meridian series of products and a consequent insufficient level of sales, during the Company's previously disclosed arbitration against Samsung, at the closing of the liability phase of testimony and other evidence, the Company came to believe that at the conclusion of the damages phase of the arbitration, a substantial money judgment and/or an adverse equitable order would be rendered against Quad. The Filing has stayed the Samsung Arbitration, pending any order by the Bankruptcy Court that would permit the arbitration to resume. While filing for Chapter 11 protection was a very difficult decision for us, we believe that it was necessary to provide us with sufficient cash to fund operations going forward and enable our management and employees to devote their full time and attention to running the business. We also are disappointed that the Company's Common Stock will be delisted from the Nasdaq National Market, but in light of the Company's circumstances, the Company lacks the ability to contest the determination of the Nasdaq Staff and the Company does not believe that in any event it would have been successful in an appeal."

"The Company's goal and intention is to use the Filing to protect ourselves from a sharply reduced financing availability, to forestall any imminent claims and make a sale of the Company's assets and settlement of its disputes with Samsung possible, all in a manner least disruptive to our business and the servicing of our customers," said Shoneck.

The Company currently expects that the interim DIP facility from Congress, combined with ongoing operating revenues, to be sufficient to provide for the Company's immediate short-term liquidity needs -- including the payment of all salaries and benefits for current employees and the funding of on-going operations -- pending negotiation and approval of an overall debt restructuring plan. Quad's management and board of directors expect to work closely with the committee of key Quad creditors to reorganize and restructure the Company's indebtedness and operations as quickly as possible, and pursue other strategic alternatives, including possible sale of all or substantially all of the Company's assets to one or more potential purchasers. Although no such agreement for a sale of any portion of the Company's assets has yet been reached, the Company is currently engaged in such discussions. There can be no assurance, however, that any such discussions with potential purchasers will in fact result in an agreement to purchase any of such assets and, under the terms of an order entered in the Samsung arbitration, no such sale can be consummated in any event without prior notice to Samsung and approval of the Bankruptcy Court. If the DIP financing provided by Congress proves to be

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QSC SEC8K 1-24-2001


insufficient in amount, or if substantial sales of the Company's assets do not occur, or other sources of capital infusion do not materialize, any or all of which is possible, the Company will be unlikely to be able to continue its operations and instead will seek to liquidate entirely, under the oversight and protection of the Filing and the Court.

Until the Plan of Reorganization is agreed to by the Company's creditors and the Company and approved by the Bankruptcy Court, the Company does not intend to make any interim announcements regarding it, unless otherwise required by applicable law. Similarly, the Company does not expect to undertake any obligation to update the information contained in this release, except as otherwise required by applicable law.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding the proposed plan of reorganization and its intended consequences, such as the Company's expectations of continued operations or whether the Company will have to be liquidated, the availability of DIP financing, the restoration of the Company's credit availability, the alleviation of the liquidity crisis with a debt restructuring plan, the prospect of a market developing for the Company's Common Stock on any securities exchange and any sale of substantial portions of the Company's assets.. Although management believes that the forward-looking statements in this release are based on reasonable assumptions, actual results may differ materially from those expressed in any of the forward-looking statements. Forward-looking statements relating to the proposed plan of reorganization and its intended consequences are subject, among other things, to confirmation of the Plan of Reorganization and the terms and conditions of the Company's DIP financing commitment, including required Bankruptcy Court approval. Other factors that may cause actual results to differ materially from those expressed in any forward-looking statement include the impact that public disclosures of the Company's liquidity situation and Chapter 11 filing may have on sales, any lifting of the stay caused by the Filing against the resumption of the arbitration with Samsung, the success of the Company's restructuring efforts, the timing and terms of future asset disposals, and other factors identified in the Company's filings with the Securities and Exchange Commission, including those set forth in parts I and II of the Company's Annual Report on Form 10-K for the year ended September 30, 1999 and in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed during 2000 and to be filed during 2001.

Quad Systems Corporation is a manufacturer of flexible, high-performance SMT and APT assembly systems. Quad equipment solutions include placement systems, stencil printers and convection reflow ovens. Quad has an installed base of over 3,500 machines around the globe. For more information, visit www.quad-sys.com.